                                                                    Exhibit 99.2


          Analyst contact:                     Media contact:
          John D. Sanford                      William J. Plunkett
          (630) 572-8803                       (630) 572-8898


                 WMX TECHNOLOGIES, INC. ANNOUNCES PRELIMINARY
                    RESULTS OF "DUTCH AUCTION" TENDER OFFER

Oak Brook, Illinois, Tuesday, April 29, 1997--WMX Technologies, Inc. today announced the preliminary results of its Dutch Auction tender offer which expired at midnight, April 28, 1997, Net York time.

Based on a preliminary count by Harris Trust and Savings Bank, the depositary for the offer, the offer was oversubscribed and the Company expects to purchase 30,000,000 of the approximately 88 million shares that were tendered and not withdrawn at $30.00 per share, which the Company expects to be the purchase price for all shares in the offer. The number of shares tendered at the preliminary purchase price includes approximately 36 million shares tendered pursuant to guaranteed delivery. Due to the oversubscription, all shares tendered at the purchase price will be pro-rated (except for shares tendered as "odd-lots" in the offer, which will be purchased in full if tendered at the purchase price). The Company estimates that the proration factor for the offer will be approximately 34 percent. Shares tendered above the purchase price will not be purchased and will be returned promptly.

The determination of the actual number of shares to be purchased, the purchase price and the proration factor are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure.

Payment for shares properly tendered and accepted will be made promptly, subject to proper delivery of shares in accordance with the terms of the offer.

The Company commenced its tender offer on April 1, 1997 and set a price range of $30 to $35 a share to repurchase up to 30 million shares of its common stock, or approximately 6.2 percent of the currently outstanding number of shares. The offer is part of WMX's financial strategy to return cash to its shareholders. In February, the Company announced that its Board of Directors had authorized it to repurchase up to 50 million shares, which includes those purchased in the Company's Dutch auction, by the end of 1998.

                                     ####